STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement, dated as of August 2, 2000, (the "Agreement") by and among Pacific Charter Financial Services Corporation, a Nevada corporation, hereinafter referred to as "Buyer" and Industrial Rubber Innovations, Inc., a Florida corporation (the "Company"), hereinafter referred to as "Seller"; and David Foran, Nancy Sheo and Steven Tieu, hereinafter referred to as " Individual Sellers".

                                    RECITALS

WHEREAS,     the  Company  has  been  unable to raise funds to keep the business operating, as can be noted in the Company minutes, attached hereto in Schedule F, and incorporated by this reference,

WHEREAS,     the  January  10,  2000  Independent Auditors Report to the Company
stated "unless the Company attains future profitable operations and/or obtains financing there is substantial doubt about the Company's ability to continue as a going concern."

WHEREAS,     management desires to transfer control of the Company in order that funds  may  be  obtained  to  continue  the  business.

WHEREAS,     the  Company  sought  the  assistance  of Pacific Charter Financial
Services  Corporation  (Buyer)  to  reorganize  and restructure the corporation.

WHEREAS, The Company offers 43,704,773 shares to Buyer of its Common Stock (the Common"Shares"), which will constitute 87.4% Percent of Fifty Million (50,000,000) authorized stock, for the assumption of one half of the Company's debt (approximately $303,000) and $22,000 cash by Buyer.

WHEREAS,     Seller desires to sell to Buyer, and Buyer desires to purchase from
Seller the Shares upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the above, and of the mutual covenants herein contained and other good and valuable considerations, it is agreed as follows:


                                   SECTION ONE
                     Sale of Stock, Employment of Officers,
                  Additional Members to be Elected to the Board


1.01 Seller hereby agrees to sell, assign and transfer to Buyer 87.4% of the authorized shares of Industrial Rubber Innovations, Inc. common stock under the terms and conditions of this Stock Purchase Agreement.

1.02     Seller  agrees  to  the  following:

1. To cancel all options and warrants outstanding; there being no preferred stock,

2. Thereafter, to offer for sale to Buyer 43,704,773 shares of its common stock in exchange for cash of $22,000 and the assumption of one half of its approved debt (not to exceed $303,000) by Buyer.

i. Thereafter, upon stockholder approval of the authorization of additional shares, Buyer to receive from Seller 6,000,000 shares of the Company's common stock in exchange for the assumption of the balance of approved Company's debt (not to exceed $303,000, including the Buyer's prior assumption of $303,000, for a total of $606,000):

A. Such shares of the Company shall be issued under S.E.C. Rule 144 with a legend for one (1) year.

B.     Such  shares  shall  be  non-diluted  for  a  term  of  three  years.

C. Should a registration of stock be undertaken by the Company, the Company herewith agrees to include such shares as Buyer may want to register from those received pursuant to this Agreement.

3. Buyer may provide additional cash as may be required to operate the Company until either (1) there is sufficient revenue from product sales, or (2) the Company has obtained sufficient debt or equity capital.

1.03 This Agreement is contingent upon the purchase of the assets of Century Rubber, LLC. by the Company, as stated in the enclosed Asset Purchase Agreement, attached hereto and incorporated herein by this reference.

1.04 Seller will use its best effort to provide buyer approximately 2,100,000 free trading shares from the Individual Sellers, pursuant to 1.07 below at no additional consideration,

1.05 Buyer agrees to the continuation of the employment for 5 years of Steven Tieu, Nancy Sheo and Dave Foran (including yearly renewal of NAFTA TN Permit of Dave Foran), pursuant to their existing employment agreements with the Company with the following amendments:

1. Each of these persons will receive two (2%) percent of Company's outstanding stock (non diluted for a term of two years) within 30 days from the consummation of this Stock Purchase Agreement.

2. Future salaries and perks shall be set by the Company's Compensation Committee and approved by the Company's Board of Directors. Salaries and perks shall be set in accordance with industry standards and tied to the Company's profitability.

1.     First  Compensation  Committee  to  include  Dave  Foran and Steven Tieu.

1.05 After the Closing, Buyer agrees to cause the Company to pay fifty percent (50%) of the overdue salaries of Nancy Sheo, Steven Tieu and David Foran, totaling $45,747.42 within twenty (20) days from, and to the extent, that monies are raised from the Company's Regulation D, Rule 506 Private Placement Offering Memorandum.

The Company shall keep the remaining Fifty Percent (50%) of the overdue salaries of Nancy Sheo, Steven Tieu and David Foran as a reserve against claims by the Federal Government and State of California that payroll taxes should have been deducted from the compensation paid to such officers and other Company personnel. The reserve shall be kept until the earlier of (i) the expiration of the statute of limitations on such claims or (ii) the final settlement of such claims and payment of all amounts due, if any. The Company to retain an accounting firm as soon as possible to ascertain taxes due, upon settlement, if any, The balance of the reserved funds shall then be released to the above individuals.

1.06 Immediately after the Closing, Buyer shall cause the election of Alan Painter, Helen Gibbel and John Mills to the Company's Board of Directors.

1.07 The Individual Sellers Nancy Sheo, Steven Tieu and David Foran, hereby agree to use their best efforts to sell, assign and transfer to Buyer approximately 2,100,000 (before the 100 to1 reverse split) "free trading" Company shares belonging to themselves as well other stockholders, within (30) days after the Closing, without any additional consideration.

The Individual Sellers Nancy Sheo, Steven Tieu and David Foran, represent and warrant that the approximately 2,100,000 shares of the Seller will have good and marketable title to such, when they are transferred to Buyer by such Individual Sellers, and that there will be no liens of encumbrances on such shares.

1.08 Buyer shall acquire from the Seller, and Seller shall deliver to Buyer, 87.4% of the 50,000,000 authorized shares of Industrial Rubber Innovations, Inc., and all documents necessary, in the opinion of Buyer's counsel, to effect transfer of control of such shares, and the books, records, inventory (and all other assets of the Company pursuant to this Purchase Agreement) to Buyer.

1.09 Buyer shall assume in the two stages set forth in Sections 1.02 and 1.02b.i. the liabilities as listed in Schedule "D" herein.

1.10 Due Diligence. Each Company has undertaken its respective due diligence.

1.11 Closing. The Closing shall take place as stated below between Buyer and Sellers, and may be extended by agreement in writing by the parties. The closing ("Closing") of the transaction contemplated by this Agreement shall be upon execution of this agreement which date shall then be the Closing Date ("Closing Date") and the following:

1. Seller shall provide to Buyer certificates as listed on Schedule B in the total amount of 43,704,773 Shares of the Company's common stock, together with all documents required to effect transfer of control, books, records (effective as of the closing Date), and

2. Seller shall provide the opinion of counsel of the Company's corporate's status and shall transfer all books and records held by Company to Buyer.

3. Upon Closing, the $22,000 of funds advanced by Buyer to the Company shall be considered the total cash portion of the purchase price.


                                   SECTION TWO
                         Representations and Warranties


2.01      Seller  represents  and  warrants  as  follows:

2.02 The Corporation is a duly organized, validly existing corporation in good standing under the laws of the State of Florida.

2.03 The shares authorized and issued and presently outstanding of each class of stock of the corporation are correctly listed in Schedule "A" and in the minute book of the corporation.

2.04 The warrants, options rights, bonds and debentures presently outstanding have been canceled except those listing in Schedule "C" herein.

2.05 It has not entered into any agreements or contracts, nor created any obligation or lien on behalf of the Company, except in the regular course of business, and all such contracts and obligations are reflected in the books and records of the Company and in Exhibit D, attached hereto and incorporated herein by this reference, if applicable.

2.06 It is authorized to issue the Shares which are being issued free and clear of any liens or hypothecation whatsoever.

2.07 All of the Company's books and records, fees and taxes have been brought current, and the cash in all accounts totals $17,961.50. Seller has caused an unaudited balance sheet dated July 31, 2000 to be completed and signed by all Directors and Officers as of the Closing and attached hereto as Schedule "E".

2.08 The Company is currently in good standing with all regulatory agencies and is listed as a publicly traded corporation on the NASDAQ Bulletin Board, listed under the symbol IRIB.

2.09 Has satisfied the "good standing" requirements of the State of Florida and has obtained their current certificate of good standing authorizing doing business.

2.10 This Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller, in accordance with its terms. In this regard, Seller represents and warrants that (i) pursuant to Florida Statutes 607.0621, 607.0902(1)(d) 7, 607.0902(5), and Article IX, 9.2 of the Company's Articles of Incorporation, the Company's issued to Buyer of 43,704,773 shares of the Company's stocks pursuant to this agreement is not subject to approval by the shareholders of the Company, and (ii) the Company's Board of Directors has determined that the consideration received, or to be received, pursuant to this Agreement for the shares of the Company stock to be issued, is adequate. Seller has completed all corporate or other proceedings necessary to authorize this Agreement.

2.11     The Buyer hereby represents and warrants to the Seller as follows:

a. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto and thereto, and to carry out the transactions contemplated hereby and thereby.

2. This Agreement constitutes a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms. Buyer has completed all corporate or other proceedings necessary to authorize this Agreement.

3. After the Closing, Buyer agrees to provide corporate finance services under a Consulting Agreement upon the issuance and transfer of additional Company shares, pursuant to Rule 506 Private Placement Offering Memorandums in such amounts as approved by the Company's Board of Directors to attempt to secure additional capital for the Company. Corporate finance services shall be provided on a best efforts basis. All legal, accounting, travel and marketing expenses relating to the Offering will be paid by the Company.


                                  SECTION THREE
                                 Confidentiality


3.01 Seller agrees that unless and until the Closing has been consummated, Seller and its representatives will hold in strict confidence, and will not use to the detriment of the Company or its shareholders (e.g. Buyer herein), all data and information with respect to the business of the Buyer obtained in connection with this agreement. If the transaction contemplated by this agreement is not consummated, Sellers will return to Buyer all the data and information that Buyer may reasonably request, including, but not limited to, worksheets, manuals, lists, memoranda, and other documents prepared, or made available to Sellers by Buyer in connection with this transaction.

                                  SECTION FOUR
                          Delivery, Purchase, Loan, and
               Regulation D, Rule 506, Private Offering Memorandum


4.01 Seller shall deliver at time of closing to Buyer, free and clear of all liens, encumbrances and restrictions on transfer, certificates for the shares of stock sold, pursuant to this Stock Purchase Agreement, and accompanied by all other documents necessary, in the opinion of Buyer's counsel, for the effective transfer of ownership of the Corporation, including, but not limited to, minutes of the Company's Board of Directors approving this Agreement, and determining that the consideration to be received from Buyer for the Company's shares to-be-issued to Buyer, is adequate.

4.02 The Purchase Price will be the assumption of the liabilities listed in Schedule "D", attached hereto and incorporated herein by this reference, at time of closing to Sellers.

4.03 Buyer has loaned funds in the amount of $22,000 in cash prior to closing to Sellers, evidenced by a Demand Promissory Note, secured by the assets of the Company.

4.04 Buyer will assist the Company to prepare and market one or more Regulation D, Rule 506 Private Placement Offering Memorandum to raise $1,000,000 or as agreed upon by the newly elected Board of Directors.

4.05 Buyer may advance additional funds to the Company while the Regulation D, Rule 506 Offering Memorandums are being prepared and marketed.


                                  SECTION FIVE
                                     Closing


5.01 Closing shall take place at Los Angeles, California, on August 3, 2000, time and place to-be-set prior to the meeting by mutual agreement, or as mutually agreed between the parties hereto.


                                   SECTION SIX
                                  Post Closing


6.01 After the Closing, Buyer shall offer to provide services under Buyer's Consulting Agreement, subject to the approval of the Company's Board of Directors, including the preparation of one or more Regulation D, Rule 506
Offering  Memorandums  for  the  minimum  amount  of  $1,000,000.


                                  SECTION SEVEN
                                  Miscellaneous


7.01 This instrument embodies the entire agreement between Buyer and Sellers, and can not be modified or terminated, except by an agreement in writing.

7.02 This agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that Buyer may not assign any of its rights under this Agreement, except to a wholly owned subsidiary of Buyer. No such assignment by Buyer shall relieve Buyer of any of its obligations or duties under this Agreement.

7.03 Any and all notices given by either party to the other pursuant to this Agreement, at an address known by the Company or provided by a transfer agent or such other addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery to the parties to this Stock Purchase Agreement.

7.04 Headings in this Agreement are for convenience only, and shall not be used to interpret or construe its provisions.

7.05 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original; but all of which together shall constitute one and the same instrument.

7.06 Entire Agreement. This Agreement represents the entire agreement between the parties relative to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.

7.08     Survival;  Termination.  The representations, warranties, and covenants
of  the     respective  parties  shall  survive  the  Closing  Date  and  the consummation  of  the  transaction  herein  contemplated.

7.09 This Agreement shall be construed according to the laws of the State of California.

7.10 Signature may be in counterpart by facsimile, and accepted to be binding as that of an original.

IN WITNESS WHEREOF, the parties have executed the Stock Purchase Agreement on the date and year first above written.



     "BUYER"


Pacific Charter Financial Services Corporation, a Nevada corporation


By:  /s/  Alan  Painter
____________________________
Alan  Painter,  Chairman  &  CEO


By:  /s/  Helen  Gibbel
____________________________
     Helen  Gibbel,  President



     "SELLER"


Industrial  Rubber  Innovations,  Inc.,
a  Florida  corporation



By:  /s/  Dave  Foran                         Date:  August  9,  2000
     Dave  Foran,  President  and  Chairman


By:  /s/  Steven  Tieu                         Date:  August  9,  2000
     Steven  Tieu,  Director

                              "INDIVIDUAL SELLERS"



/s/  Dave  Foran
_______________________________________     Date:  August  9,  2000
     Dave  Foran




/s/  Steven  Tieu
_______________________________________     Date:  August  9,  2000
     Steven  Tieu


/s/  Nancy  Sheo
_______________________________________     Date:  August  9,  2000
     Nancy  Sheo

                                  SCHEDULE "A"

The shares authorized and issued and presently outstanding of each class of stock of the corporation are correctly listed in this Exhibit "A" and the minute book of the corporation.

                                 EXHIBIT  "B"

                 Pacific Charter Financial Services Corporation
                            Shareholder Distribution



     Name     Certificate  No.               Amount
     ----     ----------------               ------

                                  SCHEDULE "C"
  The warrants, options, rights, bonds and debentures presently outstanding have been canceled, except those listing in Schedule "C" herein.

                                  SCHEDULE "D"

  Contracts and Obligations Reflected in the Books and Records of the Company.

                                  SCHEDULE "E"

                         Unaudited Financial Statements,
    with list of personal property, equipment,  molds, inventory, furniture and fixtures
                                 of the Company

                                  SCHEDULE "F"
                       Industrial Rubber Innovations, Inc.
                            Board of Director Minutes